Exhibit 10.1

Management Incentive Plan

2012 Plan

Introduction and Objectives

The Management Incentive Plan (“MIP” or the “Plan”) is designed to recognize and reward management for their collective and individual contributions to the success of Beneficial Mutual Savings Bank (the “Bank”) and its parent company Beneficial Mutual Bancorp, Inc. (the “Company”). The Bank and the Company are collectively referred to herein as the “Organization”. The Plan focuses on performance measures that are critical to the Company’s growth, profitability and maintenance of a strong capital position.

The objectives of the MIP are to:

•	Reward results, not effort.

•	Align participant performance with the Organization’s Strategic Plan, Budget, and Company shareholder interests.

•	Enable the Organization to attract and retain talent needed to drive success.

•	Motivate and reward participants for achieving /exceeding performance goals.

•	Align pay with performance.

•	Position the Organization’s total compensation to be competitive with the market.

•	Encourage teamwork across the Organization.

Compensation Philosophy

The Organization’s compensation philosophy is to provide competitive compensation that enables the Organization to drive the business’ growth. The MIP provides an opportunity to earn extra compensation beyond base salary when the Organization meets or exceeds certain performance goals as well as recognizes and rewards individual/business division contributions toward the Organization’s success.

Base salaries are designed to be competitive with market practice (i.e. 50th percentile), with incentive awards targeted to provide competitive compensation when performance goals are met.

Plan Benefits

Incentive Award Opportunity

Each Participant will have a target Incentive Award Opportunity based on competitive market practice for his/her role. The target Incentive Award Opportunity will reflect a percentage of base salary and be determined consistent with competitive market practices. The target Incentive Award Opportunities will be reviewed annually by the Compensation Committee to ensure they remain competitive and appropriate. Incentive Awards will be determined based on a combination of Bank Performance Measures and Individual/Division Performance Measures (see “Performance Measures” below). Actual awards will range from 0% of target (not achieving minimal performance) to 150% of target for exceptional performance.

The table below sets forth the 2012 Incentive Award Opportunities as a percentage of base salary:

2012 Incentive Award Opportunities
Role	Below Threshold	Threshold (90% of Target) *	Target (100%)	Stretch (115% of Target) *
President & CEO	0%	20%	40%	60%
Executive Vice President	0%	13%	25%	38%
Senior Vice President	0%	13%	25%	38%

*	A metric may deviate from this formula due to business reasons and strategic emphasis

Performance Measures

For 2012, there will be two categories of performance measures in the Plan: Bank Performance and Individual/Division Performance. Each participant will have at least two Bank Performance Measures and 1-5 Individual/Division Performance Measures

Bank: The Bank Performance Measures focus on the Company’s Earnings per Share (EPS) and Efficiency Ratio. These are core measures of the Organization’s profitability, expense, discipline and efficiency. For the CEO and the Bank’s Chief Financial Officer (“CFO”), the maintenance of a strong capital position will also be a Bank Performance Measure.

The EPS and Efficiency Ratio measures have a defined range of performance (defined threshold, target, and stretch goals). The achievement of Bank Performance Measures are determined at the end of the Plan Year and assessed based on the achievement relative to the defined performance goals. Actual payouts will vary based on performance and can range from 0% (if threshold performance is not achieved) to 150% of target award (if all goals reach stretch level of performance).

Individual/Division: Individual/Division performance Measures reflect a Participant’s required contributions to the Organization and are specific to their business division. These include, but are not limited to: lending growth and deposit growth. Each Participant will have his/her own performance scorecard for purposes of determining the achievement of the Bank and Individual/Division Performance Measures.

The Performance Measures are reviewed each year by the Compensation Committee in connection with the adoption of a new incentive plan.

The 2012 Performance Measures are weighted as follows:

	Bank Performance			Individual/Division Performance
Role	EPS	Tier 1	Efficiency Ratio	Expenses	1-5 goals vary by
President & CEO	50%	10%	10%	10%	20%
Executive Vice President & CFO	50%	10%	10%	10%	20%
Executive Vice President & Proxy Officer	10%			20%	50%-70%
Executive Vice President - Other	10%- 30%			10-20%	50%-70%
Senior Vice President	10% - 30%			10-20%	50%-70%

Incentive Award Opportunity – Distribution of Incentive Awards

Incentive Awards will be paid as a cash bonus before the end of the first quarter following the Plan Year and will be considered taxable income (and subject to tax withholding) for the Plan Year in which they are distributed. Incentive Awards will be paid out as a percentage of a participant’s effective base salary as of December 31, 2012.

Net income must be at least 50% of target in order for Incentive Awards to be earned under this Plan.

Terms and Conditions

Effective Date/Plan Year

This Plan became effective January 1, 2012 and will remain in effect until December 31, 2012 (“Plan Year”), unless otherwise terminated by the Organization. The Plan will be reviewed annually by the Compensation Committee of the Board of Directors of the Bank (“Compensation Committee”) to ensure proper alignment with business objectives. The Organization retains the right, as described below to amend, modify or discontinue the Plan at any time during the Plan Year.

Eligibility

Eligibility to participate in the Plan will be limited to those senior leaders who are in a position to successfully execute the Organization’s strategic plan resulting in increased shareholder value and superior employee and customer satisfaction. New employees must be employed by September 30, 2012 to be eligible for an incentive award under this Plan. See “Reduced Work Schedules, Promotions, and Transfers” for additional information on Plan eligibility.

Participation

The Chairman of the Board of Directors of the Bank (“Chairman”) and the Bank Chief Executive Officer (“CEO”) are authorized to select eligible employees to participate in the Plan. Participants who work a partial year will receive pro-rated awards based on months worked.

Plan Administration

This Plan has been approved by the Compensation Committee, ratified by the Board of Directors of the Bank (“Board of Directors”) and will be administered by the Chairman & CEO and the Bank’s Human Resources Department.

Program Changes or Discontinuance

The Organization has developed this Plan based on existing business, market and economic conditions; current services; and staff assignments. If substantial changes occur that affect these conditions, services, assignments, or forecasts, the Organization may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time.

The Compensation Committee may, at its sole discretion, waive, change or amend incentive opportunities provided under the Plan as it deems appropriate.

Reduced Work Schedules, Promotions, and Transfers

If a Participant changes his/her role or is promoted during the Plan Year such that the incentive target changes, he/she will be eligible for the new role’s target opportunity on a pro rata basis (i.e. the award will be prorated based on the number of months employed in the respective positions.)

In the event of an approved leave of absence, the Incentive Award Opportunity level for the Plan Year will be adjusted to reflect the time in active status. For example, a participant on leave status for 13 weeks during the Plan Year will have his or her calculated award reduced by one-fourth (13 weeks/52 weeks) to reflect the period of leave. Employees on an approved FMLA leave will not be reduced for the first 12 weeks.

Termination of Employment

If a Participant is terminated by the Bank, no incentive award will be paid. A Participant must be an active employee of the Bank on the date an Incentive Award is distributed in order to be eligible for the award. (See exceptions for death, disability and retirement below.)

Disability, Death or Retirement

If a Participant is disabled by an accident or illness, his/her Incentive Award will be prorated so that the award is based on the period of active employment only (i.e. the award will be reduced by the period of time of disability).

In the event of death, the Bank will pay to the Participant’s estate the pro rata portion of the Incentive Award that had been earned by the participant as of the date of death.

Participants who retire during the Plan Year will receive a prorated payout based on the period of active employment only (i.e. pro-rated as of the date of retirement).

Plan Interpretation/Ethics

If there is any ambiguity as to the meaning of any terms or provisions of this Plan or any questions as to the correct interpretation of any information contained therein, the Organization’s interpretation expressed by the CEO and/or Compensation Committee will be final and binding.

All Incentive Awards earned under this Plan are subject to the Organization’s Clawback Policy.

Miscellaneous

The Plan will not be deemed to give any participant the right to be retained in the employ of the Bank or the Company, nor will the Plan interfere with the right of the Bank or the Company to discharge any Participant at any time.

In the absence of an authorized, written employment contract, the relationship between employees and the Bank and the Company is one of at-will employment. The Plan does not alter the relationship.

This Plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.